Exhibit 99.1

For Immediate Release

Scott Carman

Choice Hotels: 301-592-6361

scott.carman@choicehotels.com

Choice Hotels Appoints Dominic Dragisich as Chief Financial Officer

ROCKVILLE, Maryland, March 3, 2017 – Choice Hotels International, Inc. (NYSE: CHH), one of the world’s largest hotel companies, has appointed Dominic E. Dragisich to the position of chief financial officer, commencing March 6, 2017.

Dragisich brings diverse and impressive experience in both finance and business administration to Choice, and will lead the company’s financial strategy as well as play a key role in strategic corporate growth initiatives, with a focus on company performance and shareholder value.

“Dominic’s focus on implementing a best-in-class culture of operational excellence and engagement will help drive our continued expansion. We’re thrilled to welcome him to our team,” said Steve Joyce, chief executive officer, Choice Hotels. “He is a leader who has successfully driven results in other positions, and will be a great contributor to help Choice achieve our goals.”

Dragisich joins Choice from XO Communications, a national provider of advanced telecommunications services, where he served as CFO. In this role, he returned the company to top-line growth and increased profitability. He also led the company’s strategic planning efforts. He has held key finance and operational positions at Marriott International, NII Holdings and Deloitte Consulting. Dragisich holds a master’s degree from the Harvard Business School and a bachelor’s degree from the University of Virginia.

“It is a pleasure to join a prosperous, results-driven organization with such an impressive leadership team,” said Dragisich. “Choice is experiencing industry-leading growth and is well-positioned for a great future. I look forward to working with the team to help achieve continued success.”

About Choice Hotels

Choice Hotels International, Inc. (NYSE: CHH) is one of the world’s largest lodging companies. With more than 6,500 hotels franchised in more than 40 countries and territories, Choice Hotels International represents more than 500,000 rooms around the globe. As of December 31, 2016, 775 hotels were in our development pipeline. Our company’s Ascend Hotel Collection®, Cambria® hotels & suites, Comfort Inn®, Comfort Suites®, Sleep Inn®, Quality®, Clarion®, MainStay Suites®, Suburban Extended Stay Hotel®, Econo Lodge®, Rodeway Inn®, and Vacation Rentals by Choice Hotels™ brands provide a spectrum of lodging choices to meet guests’ needs. With more than 30 million members and counting, our Choice Privileges® rewards program enhances every trip a guest takes, with benefits ranging from instant, every day rewards to exceptional experiences, starting right when they join. All hotels and vacation rentals are independently owned and operated. Visit us at www.choicehotels.com for more information.

© 2017 Choice Hotels International, Inc. All rights reserved.